Exhibit 10.3

Global Private Client
Group
Merrill Lynch Business
Financial Services Inc.

15 Exchange Place 4th Floor Jersey City, NJ 07302 (201) 593-7908 FAX: (201) 593-7868

Brian Talty,
Vice President

May 12, 2005

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234

RE: Waiver and Amendment to Loan Documents

Ladies & Gentlemen:

This Waiver and Letter Agreement (“Letter Agreement”) will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Collegiate Pacific Inc. (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 586-07067 between MLBFS and Customer (including any previous amendments and extensions thereof) (the “Loan Agreement”), and (ii) all other agreements between MLBFS and Customer or any party who has guaranteed or provided collateral for Customer’s obligations to MLBFS (a “Guarantor”) in connection therewith (collectively, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

Covenant Waiver

Customer has requested that MLBFS waive a certain Default by Customer under the terms of the Loan Agreement, which has occurred as a result of Customer’s failure to comply with the following provision as of March 31, 2005, in that the Customer’s and Business Guarantors’ aggregate Fixed Charge Coverage Ratio was 1.40x for the twelve months ended March 31, 2005 (the “Identified Default”):

Fixed Charge Coverage Ratio. Customer’s and Business Guarantors’ aggregate “Fixed Charge Coverage Ratio” shall at all times exceed 1.50 to 1. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, minus any internally financed capital expenditures, to (b) the sum of (i) any dividends and other distributions paid or payable to shareholders, any taxes paid in cash, and interest expense, as determined on a trailing 12-month basis, plus (ii) the aggregate principal scheduled to be paid or accrued over the next 12 month period; all as set forth in Customer’s and Business Guarantors’ regular annual financial statements prepared in accordance with GAAP.

In reliance upon the representations and warranties of the Customer set forth herein (including without limitation the Customer’s and Business Guarantor’s aggregate Fixed Charge Coverage Ratio as of March 31, 2005), and the agreement of Customer and each Guarantor set forth herein, MLBFS hereby waives the Identified Default for the dates specified without declaring any such Default or delivering any notice thereof to Customer pursuant to the terms of the Loan Agreement. In the event that Customer’s and Business Guarantor’s aggregate Fixed Charge Coverage Ratio is ever determined to be less than 1.40x for the period ending March 31, 2005, MLBFS’ waiver of the Identified Default will, at the sole option of MLBFS, be void. Customer and each Guarantor acknowledge that this waiver is limited precisely as written and except for the waiver of the Identified Default for the dates specified, all terms and conditions of the Loan Agreements shall remain in full force and effect.

Amendment

Subject to the terms hereof, effective as of the “Effective Date” (as defined below), the Loan Documents are hereby amended as follows:

(a) Section 3.3 (h) of the Loan Agreement is hereby deleted in their entirety and replaced with the following:

Fixed Charge Coverage Ratio. Customer’s and Business Guarantors’ aggregate “Fixed Charge Coverage Ratio” shall at all times exceed 1.30 to 1. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of: (a) income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges, minus any internally financed capital expenditures, to (b) the sum of (i) any dividends and other distributions paid or payable to shareholders, any taxes paid in cash, and interest expense, as determined on a trailing 12-month basis, plus (ii) the aggregate principal scheduled to be paid or accrued over the next 12 month period; all as set forth in Customer’s and Business Guarantors’ regular annual or interim financial statements, as the case may be, prepared in accordance with GAAP.

Miscellaneous

The effectiveness of this letter is hereby conditioned upon MLBFS’ receipt of the written acknowledgment and acceptance of the same by the parties identified below. Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

This letter does not in any manner constitute any waiver of either (a) any of MLBFS’ rights, remedies or powers pursuant to the Loan Agreement or any other agreement, document or instrument or applicable law, or (b) any defaults or Events of Default (howsoever defined, with the exception of the waiver of the Identified Default as described herein) under the Loan Agreement.

By their execution of this Letter Agreement, the below-named Guarantors hereby consent to the foregoing modifications to the Loan Documents, and hereby agree that the “Obligations” under their respective Unconditional Guaranty and/or agreements providing collateral shall extend to and include the Obligations of Customer under the Loan Documents, as amended hereby.

Customer and said Guarantors acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default other than the Identified Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) neither Customer nor any of said Guarantors have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) neither Customer nor any of said Guarantors have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

Provided that no Default other than the Identified Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, and the condition specified above shall have been met to our satisfaction, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer and the Guarantors shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer and the Guarantors do not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Brian Talty

Brian Talty Vice President

Accepted:

Collegiate Pacific Inc.

By:	/s/ Michael J. Blumenfeld

Printed Name:	Michael J. Blumenfeld

Title:	CEO

Approved:

Tomark Sports, Inc.

By:	/s/ Michael J. Blumenfeld

Printed Name:	Michael J. Blumenfeld

Title:	CEO

Kesslers Team Sports, Inc.

By:	/s/ Michael J. Blumenfeld

Printed Name:	Michael J. Blumenfeld

Title:	CEO

Dixie Sporting Goods Co., Inc.

By:	/s/ Michael J. Blumenfeld

Printed Name:	Michael J. Blumenfeld

Title:	CEO

CMS OF Central Florida, Inc.

By:	/s/ Michael J. Blumenfeld

Printed Name:	Michael J. Blumenfeld

Title:	CEO